USA Truck Announces Significantly Improved Operating Results on
13.5% Revenue Growth

•	Operating income increases by $8.3 million
•	Base revenue increases to $113.9 million
•	EBITDA up 339% to $12.0 million
•	Debt reduced by $5.0 million

Van Buren, AR – October 17, 2013 – USA Truck, Inc. (NASDAQ: USAK), a leading  transportation and logistics provider, today announced significantly improved financial results for the quarter and nine months ended September 30, 2013.

“The continued, accelerating improvement in our results clearly illustrates the rapid progress we’re making in our turnaround,” said President and CEO John Simone. “The third quarter of 2013 marked our fourth consecutive quarter of substantially improved operating and bottom-line results. Our increased cash flow enabled us to pay down debt for the first time since the fourth quarter of 2011. These achievements are even more impressive given the challenging conditions the truckload industry has been facing and the fact that our third quarter is usually seasonally weaker than our second.

“Our improved third quarter results were driven by a 13.5% increase in base revenue while operating expenses rose only 6.8% (net of fuel surcharge recoveries). Our 830-basis-point improvement in operating margin reflects the success of the wide range of operational, marketing, and cost initiatives that our expanded and reinvigorated management team has implemented.  Our go-to-market efforts have helped us gain market share, including the addition of highly-desirable Fortune 100 shippers to our list of top 10 customers.

“In light of the fact that several industry peers have described the current operating environment as difficult compared to a year ago, we are extremely proud of the performance of our Trucking segment, where strong execution of our strategic plan enabled us to extend our length of haul while simultaneously increasing our pricing, and to add drivers while simultaneously increasing productivity per driver.

“Our asset-light Strategic Capacity Solutions (SCS) business also performed well, growing by 13.1% and producing a 300-basis-point quarter-over-quarter improvement in operating margin.  This segment now accounts for $32.1 million, or 28%, of our consolidated base revenue and is helping to strengthen and diversify our business model, helping us bring even more value to our customers.”

Mr. Simone concluded, “We are pleased with our sequential and year-over-year progress and expect to build even further on the strong business momentum we have established.  The sustainability of this momentum is demonstrated by the increasing rate of improvement in our bottom-line results – up 49% in the first quarter of 2013, 60% in the second quarter, and 90% in the third quarter.  With meaningful opportunities for improvement in several areas of our business, including insurance and claims, maintenance costs and tractor utilization, we expect to continue to show significantly improved quarter-over-quarter results in the fourth quarter irrespective of industry conditions and seasonality.”

Financial Results
Total base revenues increased 13.5% to $113.9 million for the quarter ended September 30, 2013 from $100.3 million for the same quarter of 2012.  Asset-based Trucking revenue, not including fuel surcharge, increased 13.6% to $81.8 million, while non-asset based Strategic Capacity Solutions revenue rose 13.1% to $32.1 million. The Company incurred a net loss of $0.6 million for the 2013 quarter compared to a net loss of $6.1 million for the 2012 quarter.  Diluted net loss per share improved 90.1% from ($0.59) in the third quarter of 2012 to ($0.06) in the third quarter of 2013.

Total base revenues increased 9.5% to $330.2 million for the nine months ended September 30, 2013 from $301.7 million for the same period of 2012. Asset-based Trucking revenue, not including fuel surcharge, increased 10.6% to $243.0 million, while non-asset based Strategic Capacity Solutions revenue rose 6.4% to $87.2 million. The Company incurred a net loss of $4.5 million ($0.43 per share) for the nine months ended September 30, 2013 compared to a net loss of $14.4 million ($1.40 per share) for the comparable 2012 period.

The following table includes key operating results and statistics by reportable segment:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(unaudited)
Trucking:
Operating loss (in thousands) (1)	$(2,968)	$(10,111)	$(10,054)	$(24,386)
Operating ratio (2)	103.6%	114.1%	104.1%	111.1%
Total miles (in thousands) (3)	55,516	49,855	166,844	152,808
Empty mile factor	11.4%	10.7%	11.4%	11.1%
Base revenue per loaded mile	$1.664	$1.616	$1.645	$1.618
Average number of in-service tractors (4)	2,250	2,157	2,232	2,186
Percentage of in-service tractors unseated	6.2%	9.9%	5.3%	9.1%
Average number of seated tractors (5)	2,111	1,944	2,114	1,987
Average miles per seated tractor per week	2,001	1,951	2,024	1,965
Base revenue per seated tractor per week	$2,948	$2,816	$2,947	$2,825
Average loaded miles per trip	602	557	596	537

Strategic Capacity Solutions (6):
Operating income (in thousands) (1)	$2,764	$1,586	$6,079	$4,895
Gross margin (7)	14.0%	13.9%	14.0%	14.6%

(1)	Operating loss is calcuated by deducting total operating expenses and costs from total revenues.
(2)	Operating ratio is calculated by dividing total operating expenses, net of fuel surcharge, by base revenue.
(3)	Total miles include both loaded and empty miles.
(4)	Tractors include Company-operated tractors in service, plus tractors operated by independent contractors.
(5)	Seated tractors are those occupied by drivers.
(6)	Includes Intermodal results.
(7)	Gross margin is calculated by taking total revenue less purchased transportation expense and dividing that amount by total revenue. This calculation includes intercompany revenues and expenses.

Balance Sheet and Liquidity
“We ended the quarter with $140.9 million of outstanding debt, a reduction of $5.0 million sequentially from June 30,” added Mr. Simone.  “The pay down was made possible by improved cash flow from operations, which has more than doubled year-over-year for both the quarter and nine months ended September 30.  The strengthening cash flow also enabled us to expand available borrowing capacity on our revolving credit facility to $29.5 million.”

Third-Quarter 2013 Conference Call Information
USA Truck will hold a conference call to discuss its third-quarter 2013 results on Thursday, October 17, 2013, at 8:00AM CT / 9:00 AM ET. To participate in the call, please dial 1-800-351-6807 (U.S. / Canada) and 1-334-323-7224 (International), access code 541247.  The slide presentation that will accompany the call may be accessed using the following link: https://www.yourcall.com/webecho/GuestLogin.aspx?ConfRef=78215399&Pin=1533.

For those who cannot listen to the live broadcast, the presentation materials and an audio replay of the call will be available at our website, www.usa-truck.com, under the “Presentations” tab of the “Investors” menu.  A telephone replay will also be available by calling 1-877-919-4059, conference code #18903826.

About Non-GAAP Financial Information
EBITDA is a measure used by management to evaluate the Company’s ongoing operations and as a general indicator of its operating cash flow (in conjunction with a cash flow statement that also includes, among other items, changes in working capital and the effect of non-cash charges). The Company defines EBITDA as net income, plus interest expense net of interest income, provision for income taxes, and depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the comparative evaluation of companies. Because not all companies use identical calculations, the Company's presentation of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements.

Pursuant to the requirements of Regulation G, we have provided a reconciliation of EBITDA to GAAP net income as an exhibit to this release.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “goals,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future” and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements, including risks and uncertainties associated with the unsolicited proposal from Knight Transportation, Inc. to acquire all of the Company’s shares, the impact of the pendency of that proposal on the Company’s relationships with its employees, customers and vendors, the outcome of any litigation related to such proposal, the Board’s recommendation to the shareholders concerning the proposal and the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

Financial information in this press release is preliminary and based upon information available to the Company as of the date of this press release.  As such, this information remains subject to the completion of normal quarter-end closing and interim review procedures which could result in changes, some of which could be material, to the preliminary information provided in this press release.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

About USA Truck
USA Truck is a transportation and logistics provider headquartered in Van Buren, Arkansas, with terminals, offices and staging facilities located throughout the United States.  We transport commodities throughout the continental U.S. and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas.  Our Strategic Capacity Solutions and Intermodal service offerings provide customized transportation solutions using the latest technological tools available and multiple modes of transportation.

Company Contact
Cliff Beckham, EVP & CFO
USA Truck
(479) 471-2672
Cliff.Beckham@usa-truck.com

Investor Relations Contact
Harriet Fried / Jody Burfening
LHA
(212) 838-3777
hfried@lhai.com

USA TRUCK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenue:
Trucking revenue	$81,761	$71,951	$242,988	$219,733
Strategic Capacity Solutions revenue	32,095	28,373	87,218	81,934
Base revenue	113,856	100,324	330,206	301,667
Fuel surcharge revenue	27,966	24,092	83,381	75,990
Total revenue	141,822	124,416	413,587	377,657

Operating expenses and costs:
Purchased transportation	37,470	31,373	103,677	93,626
Salaries, wages and employee benefits	34,771	36,276	105,001	106,507
Fuel and fuel taxes	33,224	31,443	101,837	96,780
Operations and maintenance	12,319	10,961	37,476	32,471
Depreciation and amortization	11,633	11,237	33,399	33,571
Insurance and claims	6,807	5,310	19,220	15,573
Operating taxes and licenses	1,400	1,288	4,104	4,184
Communications and utilities	1,014	969	3,084	3,049
Gain on disposal of assets, net	(626)	(490)	(1,444)	(1,756)
Other	4,014	4,574	11,209	13,142
Total operating expenses and costs	142,026	132,941	417,563	397,147
Operating loss	(204)	(8,525)	(3,975)	(19,490)

Other expenses (income):
Interest expense	967	1,034	2,752	3,043
Other, net	(611)	(32)	(711)	(155)
Total other expenses, net	356	1,002	2,041	2,888
Loss before income taxes	(560)	(9,527)	(6,016)	(22,378)
Income tax expense (benefit)	42	(3,455)	(1,542)	(7,947)

Net loss and Comprehensive loss	$(602)	$(6,072)	$(4,474)	$(14,431)

Net loss per share information:
Average shares outstanding (Basic)	10,322	10,312	10,324	10,310
Basic loss per share	$(0.06)	$(0.59)	$(0.43)	$(1.40)

Average shares outstanding (Diluted)	10,322	10,312	10,324	10,310
Diluted loss per share	$(0.06)	$(0.59)	$(0.43)	$(1.40)

USA TRUCK, INC.
RECONCILIATION OF NET INCOME TO EARNINGS BEFORE INTEREST, TAXES AND DEPRECIATION AND AMORTIZATION (EBITDA)
(UNAUDITED)

	(in thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net Loss	$(602)	$(6,072)	$(4,474)	$(14,431)
Add:
Income taxes expense (benefit)	42	(3,455)	(1,542)	(7,947)
Interest, net	967	1,034	2,752	3,043
Depreciation and amortization	11,633	11,237	33,399	33,571

EBITDA	$12,040	$2,744	$30,135	$14,236